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                                                                  EXHIBIT 23(b)

                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Multimedia, Inc.

We consent to the incorportaion by reference in the registration statement on Form S-3 of Gannett Co., Inc. of our report dated February 10, 1995, with respect to the consolidated balance sheets of Multimedia, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Gannett dated October 23, 1995.

We also consent to the reference to our Firm under the heading "Experts" in the registration statement.

                                              /s/ KPMG Peat Marwick LLP
                                              -------------------------
Greenville, South Carolina
October 23, 1995